Exhibit 99.1

(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 e-mail: rtschudy@scpie.com Roger Pondel PondelWilkinson Inc. 310/279-5980 e-mail: rpondel@pondel.com	(Media)	Howard Bender Vice President/Communications SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

SCPIE HOLDINGS TO ADD INVESTOR JOSEPH STILWELL

TO ITS BOARD OF DIRECTORS

Los Angeles, California – December 15, 2006 – SCPIE Holdings Inc. (NYSE:SKP) announced today that Joseph Stilwell will be joining SCPIE’s Board of Directors on January 15, 2007. He is replacing Donald (Pat) Newell, who is resigning from the Board on the same date. Stilwell is a New York-based private investor, and his Stilwell Group is one of SCPIE’s largest stockholders.

In connection with Stilwell’s appointment, the Stilwell Group and SCPIE have entered into a three-year settlement agreement, which provides that the Stilwell Group will support SCPIE’s slate of nominees at its 2007 Annual Meeting of Stockholders. SCPIE will nominate Stilwell at the meeting for a three-year term. Additionally, the Stilwell Group will support SCPIE’s slate of directors at its 2008 and 2009 Annual Meetings of Stockholders, unless prior to such meetings Stilwell resigns from the Board or the settlement agreement is otherwise terminated.

SCPIE also announced that Stilwell has been appointed to the Strategic Planning Committee of the Board of Directors, effective January 15, 2007.

“We are pleased to welcome Joseph Stilwell to our Board,” said Donald J. Zuk, SCPIE President and Chief Executive Officer. “We have maintained an ongoing dialogue with Joe as his group has increased its position in the Company. His experience with board affiliations on companies similar to SCPIE will make him an excellent addition to our Board.

“In turn, I want to thank Pat Newell for his years of service on our Board, and recognize him for his many contributions. His three decades with SCPIE are most appreciated; he will be missed.”

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SCPIE Holdings Inc.

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About SCPIE Holdings

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

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Forward-Looking Statements

In addition to historical information, this news release contains forward-looking statements that are based upon SCPIE’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Forward-looking statements include statements herein regarding SCPIE’s future annual meeting of stockholders. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by SCPIE or any other person that SCPIE’s objectives or plans will be realized.